Exhibit 99.1

Madison Square Garden Entertainment Corp. Provides Update on

Tao Group Hospitality

New York, N.Y., February 6, 2023 — Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today announced the Company is exploring a potential sale of its majority interest in Tao Group Hospitality. Since MSG Entertainment acquired its interest in 2017, Tao Group Hospitality has transformed into a global entertainment dining and nightlife powerhouse, with more than 70 branded locations in over 20 markets across four continents.

MSG Entertainment regularly evaluates ways to maximize shareholder value and believes that now is the appropriate time to explore a potential sale of its interest in Tao Group Hospitality. There is no assurance this exploration process will result in a transaction.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, and delivers a wide range of live sports content and other programming through two regional sports and entertainment networks, MSG Network and MSG Sportsnet. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Hakkasan, Omnia, Marquee, Lavo, Beauty & Essex, and Cathédrale. More information is available at www.msgentertainment.com.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Ari Danes, CFA

Senior Vice President, Investor Relations, Financial Communications & Treasury

Madison Square Garden Entertainment Corp.

(212) 465-6072

Justin Blaber

Vice President, Financial Communications

Madison Square Garden Entertainment Corp.

(212) 465-6109

Grace Kaminer

Senior Director, Investor Relations & Treasury

Madison Square Garden Entertainment Corp.

(212) 631-5076